Exhibit 99.1

ICN Pharmaceuticals, Inc.	International Headquarters	Telephone: (714) 545-0100 X3230
	ICN Plaza	FAX: (714) 641-7215
	3300 Hyland Avenue	Telex: 67-0413
Costa Mesa, California 92626
Contact:		FOR IMMEDIATE RELEASE
Adam Weiner
Kekst and Company
212-521-4823

ICN PHARMACEUTICALS COMMENCES TENDER OFFER FOR
SHARES OF RIBAPHARM

     Costa Mesa, CA, June 10, 2003—ICN Pharmaceuticals, Inc. (NYSE: ICN) today announced that it is commencing its previously announced cash tender offer of $5.60 per share in cash for all of the outstanding shares of common stock of its subsidiary, Ribapharm Inc. (NYSE: RNA), that ICN does not already own. ICN currently owns approximately 80.1% of the outstanding shares of Ribapharm.

     The tender offer being commenced today is being made by ICN through its wholly owned subsidiary Rx Acquisition Corporation pursuant to an Offer to Purchase dated June 10, 2003. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, July 8, 2003, unless extended.

     The tender offer is conditioned upon, among other things, the tender of a majority of Ribapharm shares not held by ICN or its affiliates, and ICN’s ownership of at least 90% of the Ribapharm common stock on a fully diluted basis. The tender offer is not conditioned on ICN obtaining any financing.

     Following successful completion of the tender offer, ICN intends to effect a “short-form” merger, in which any shares not acquired by ICN in the tender offer would be acquired at the same $5.60 per share cash price paid in the tender offer.

     The tender offer is being commenced without the approval of the Ribapharm Board of Directors, and does not require such approval. Under applicable law, however, Ribapharm is required to file with the SEC a statement as to its position on the offer as well as other information within 10 business days of the date on which the offer is commenced.

     ICN is filing the Offer to Purchase and certain other documents with the Securities and Exchange Commission. Ribapharm stockholders and other interested parties are urged to read ICN’s Offer to Purchase and other relevant documents filed with the SEC because they contain important information. These offering materials, together with a letter of transmittal, will be mailed to Ribapharm stockholders. Ribapharm stockholders will be able to receive such documents free of charge at the SEC’s web site, www.sec.gov, or from ICN at 3300 Hyland Avenue, Costa Mesa, CA 92626, Attn: Investor Relations.

     The Depositary for the tender offer is the American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

     The Dealer Manager for the tender offer is Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     The Information Agent for the tender offer is Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY 10004. Banks and brokers call collect (212) 440-9800. All others call toll free (800) 965-5215.

     ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, infectious diseases and cancer.

FORWARD LOOKING STATEMENTS

     This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, and other risks detailed from time to time in ICN’s SEC filings. These statements are based on management’s current expectations and involve risks and uncertainties which include whether the conditions to the tender offer will be satisfied and, following the completion of the tender offer and the consummation of the merger, ICN’s ability to successfully re-integrate Ribapharm into its operations, retain key employees, reduce costs, general economic factors and business and capital market conditions, general industry trends and changes in tax law requirements and government regulation. ICN wishes to caution the reader that these factors, as well as other factors described in ICN’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward looking statements.

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